Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement, dated as of October 15, 2018 (this “Agreement”), is by and between OTELCO INC., a Delaware corporation (“Otelco” or the “Company”), and RICHARD CLARK (the “Employee”).

WHEREAS, the Company and the Employee desire to enter into this Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.      Effective Date.

This Agreement shall become effective on October 15, 2018 (the “Effective Date”).

Section 2.      Employment Period.

Subject to Section 4, the Company hereby agrees to employ the Employee, and the Employee hereby agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement, for the period from the Effective Date through the Termination Date (the “Employment Period”).

Section 3.      Terms of Employment.

(a)   Duties and Position. During the Employment Period, the Employee shall serve as the Chief Operating Officer of the Company. As such, the Employee shall have duties and responsibilities commensurate with such position and such other duties and responsibilities as may from time to time be assigned to or vested in the Employee by the Company’s board of directors (the “Board”) or the Company’s Chief Executive Officer. The Employee shall report to the Company’s Chief Executive Officer.

(b)   Full Time. During the Employment Period, and excluding any periods of vacation and sick leave to which the Employee may be entitled, the Employee agrees to devote his full business time and efforts, to the best of his ability, experience and talent, to the business and affairs of the Company. During the Employment Period, it shall not be a violation of this Agreement for the Employee to serve on corporate, civic or charitable boards or committees or manage personal investments (including serving as a member of boards of directors or similar bodies of entities not engaged in competition with the Company (as determined by the Board in its reasonable discretion)), in each case, so long as such activities do not interfere with the performance of the Employee’s responsibilities as an employee of the Company in accordance with this Agreement.

(c)   Compensation.

(i)             Base Salary. During the Employment Period, the Employee shall receive an annual base salary of $275,000, subject to increase by the Company (as so increased, the “Annual Base Salary”). The Annual Base Salary shall be paid in accordance with the customary payroll practices of the Company, subject to withholding and other payroll taxes.

(ii)              Bonus. In fiscal year 2019 and each fiscal year during the Employment Period thereafter, the Employee shall be eligible for a discretionary incentive bonus of up to 45% of the Annual Base Salary (the “Bonus”). The Bonus shall be based upon the Company achieving operating and/or financial goals to be established by the Board or any duly appointed committee thereof in good faith, in its sole discretion. The Bonus will be paid either in cash, Class A common stock, par value $0.01 per share, of the Company (“Stock”) or a combination of cash and Stock, as determined by the Board and the Company’s Chief Executive Officer; provided, however, that at least 33% of any Bonus earned will be paid in cash. For the Company’s 2018 fiscal year, the Company shall pay the Employee a guaranteed minimum Bonus, in cash, in 2019, in an amount equal to $26,106. Any Bonus paid pursuant to this Section 3(c)(ii) shall be subject to withholding and other payroll taxes and will be paid at a time and in a manner consistent with the Company’s payment of bonus compensation to the Company’s executives, generally.

(iii)            Equity Participation. Upon the Effective Date, the Employee shall receive options to purchase 50,000 shares of Stock, subject to the terms and conditions of the 2018 Stock Incentive Plan of the Company, which will vest in equal annual installments over a five-year period following the Effective Date. In the event that the Employee is named the Chief Executive Officer of the Company, the Employee shall receive upon his appointment to such position options to purchase an additional 50,000 shares of Stock, subject to the terms and conditions of the 2018 Stock Incentive Plan of the Company, which will vest in equal annual installments over a five-year period thereafter.

(iv)           Benefits. During the Employment Period, the Employee shall be eligible to participate in all employee benefit plans or programs offered generally to other executives of the Company, to the extent that the Employee’s position, tenure, salary, health and other qualifications make the Employee eligible to participate. Without limiting the foregoing, the Employee shall be eligible to participate in any incentive, savings and retirement plans, and any group life, health, dental or accident insurance or any such other plan or policy that may be in effect or that may hereafter be adopted by the Company for the benefit of its employees generally. The Employee’s participation in such benefits shall be subject to the terms of the applicable plans, as the same may be amended from time to time. The Company does not guarantee the adoption or continuance of any particular employee benefit during the Employee’s employment, and nothing in this Agreement is intended to, or shall in any way restrict the right of the Company to, amend, modify or terminate any of its benefits.

(v)            Automobile. During the Employment Period, the Company shall provide the Employee with the use of a Company automobile (or, at the Company’s option, shall lease an automobile for the Employee’s use) and shall reimburse the Employee for all reasonable expenses incurred by the Employee in connection with the use and maintenance of such automobile.

(vi)           Expenses. The Employee shall be entitled to receive reimbursement for all reasonable expenses incurred by the Employee during the Employment Period in connection with the performance of his duties hereunder, in accordance with the policies, practices and procedures of the Company as in effect from time to time.

(vii)          Vacation and Holidays. During the Employment Period, the Employee shall be entitled to paid holidays and up to five weeks’ vacation per year, in each case, in accordance with the policies of the Company generally applicable to other executives of the Company.

Section 4.      Termination of Employment.

(a)   Death or Disability. The Employee’s employment shall terminate automatically upon the Employee’s death. If the Company intends to terminate the Employee’s employment due to Disability, the Company shall give to the Employee written notice of its intention to terminate the Employee’s employment. In such event, the Employee’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Employee if, within the 30 days after such receipt, the Employee shall not have returned to full-time performance of the Employee’s duties. For purposes of this Agreement, “Disability” shall mean the Employee’s inability to perform the essential functions of his position, with or without accommodation, for any 90 days during a period of 180 consecutive days due to mental or physical incapacity as determined by a physician selected by the Company or its insurers.

(b)   Termination by the Employee. The Employee may terminate his employment with the Company at any time, without prior written notice (other than a Notice of Termination (as defined below)), for Good Reason or Without Good Reason. “Good Reason” shall mean that any of the following shall have occurred: (i) the Company relocates its corporate headquarters and asks the Employee to relocate to an area greater than 35 miles from the location of the Company’s corporate headquarters as of the date hereof; or (ii) the Employee has not become the Company’s Chief Executive Officer by January 1, 2020 (or such other date that is mutually agreed in writing between the Company and the Employee). “Without Good Reason” shall mean a termination by the Employee of his employment during the Employment Period for any reason other than a termination based upon Good Reason.

(c)   Termination by the Company. The Company may terminate the Employee’s employment with the Company at any time, for Cause or Without Cause. “Cause” will mean that any of the following will have occurred: (i) the Employee has failed to competently perform his duties and responsibilities; (ii) the Employee has violated any of the rules, policies, regulations, guidelines, directions or restrictions of the Company; (iii) the Employee has breached his other duties or obligations to the Company and has not cured or remedied such breach to the Company’s satisfaction within 10 days after the Employee receives written notice from the Company of such breach; (iv) the Employee has engaged in any theft, embezzlement or misappropriation of the Company’s property; or (v) the Employee has breached the terms of this Agreement. “Without Cause” shall mean a termination by the Company of the Employee’s employment during the Employment Period for any reason other than a termination based upon Cause, death or Disability.

(d)   Notice of Termination. Any termination by the Company for Cause or Without Cause or by the Employee for Good Reason or Without Good Reason shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision(s) in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision(s) so indicated and (iii) if the date of termination is other than the date of receipt of such notice, specifies the termination date (the “Termination Date”).

(e)   Separation from Service. The term “termination” or “termination of employment” when used in this Agreement shall mean a “Separation from Service” as such term is defined using the default rules in Treasury Regulation Section 1.409A-1(h).

Section 5.      Obligations of the Company upon Termination.

(a)   Without Cause; Death or Disability; by the Employee for Good Reason. If, during the Employment Period, the Company terminates the Employee’s employment Without Cause or due to death or Disability, or if the Employee terminates his employment with the Company for Good Reason, then the Company will provide the Employee with the following severance payments and/or benefits:

(i)             The Company shall pay to the Employee a lump sum in the amount of the Employee’s accrued but unpaid Annual Base Salary through the Termination Date (“Accrued Obligations”);

(ii)            To the extent the Employee and, if applicable, members of his family participate in any medical, prescription drug, dental, vision or other “group health plan” of the Company immediately prior to the Termination Date, the Company shall pay to the Employee a lump sum in the amount equal to the premium cost to the Employee of continued coverage for the Employee and, if applicable, members of his family that would be incurred for continuation coverage under such plans in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended, and Part 6 of Title 1 of the Employee Retirement Income Security Act of 1974, as amended, through the end of the fiscal year in which the Termination Date occurs;

(iii)           The Company shall pay to the Employee a lump sum in a gross amount equal to his Annual Base Salary within six (6) months following termination but not later than March 14 of the calendar year following termination; and

(iv)          The Company shall pay to the Employee a lump sum amount equal to the Bonus the Employee would have received had he remained employed by the Company through the end of the fiscal year in which the termination occurred, pro rated for the number of days the Employee was employed by the Company during such fiscal year, to be paid at the same time that similar bonuses are paid to the Company’s other employees.

(b)   Cause; by the Employee Without Good Reason. If the Employee’s employment shall be terminated by the Company for Cause or by the Employee Without Good Reason, then the Company shall have no further payment obligations to the Employee (or his heirs or legal representatives) other than for (i) payment of Accrued Obligations and (ii) the continuance of the Employee’s and, if applicable, members of his family’s participation in the Company’s welfare and benefit plans through the Termination Date.

(c)   Condition; Release. The Employee acknowledges and agrees that the Company’s obligations to make payments under Section 5(a) will be conditioned on the Employee executing and delivering a customary general release in form and substance reasonably satisfactory to the Company. The Company shall provide to the Employee a form of release of claims no later than three days following the Employee’s date of Separation from Service. The Employee must execute and deliver the release of claims within 20 days after the Employee’s date of Separation from Service. If the Employee does not timely execute and deliver to the Company such release, or if the Employee does so, but then revokes it if permitted by and within the time required by applicable law, the Company will have no obligation to pay severance compensation to the Employee.

(d)   Delay for Specified Employees. If the Employee is a “Specified Employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and determined pursuant to procedures adopted by the Company at the time of the Employee’s Separation from Service and any amount that would be paid to the Employee during the six-month period following Separation from Service constitutes deferred compensation (within the meaning of Section 409A), such amount shall not be paid to the Employee until six months following the Employee’s Separation from Service. On the first regular payroll date following the expiration of such six-month period (or if the Employee dies during the six-month period, the first payroll date following death), all payments that were delayed pursuant to the preceding sentence shall be paid to the Employee in a single lump sum and thereafter all payments shall be made as if there had been no such delay. In addition, if the Employee becomes entitled to severance compensation, such payments shall be considered, and are hereby designated as, a series of separate payments for purposes of Section 409A. Further, all severance compensation payable under this Agreement shall be paid by, and no further severance compensation shall be paid or payable after, December 31 of the second calendar year following the year in which the Employee’s Separation from Service occurs.

(e)   Section 409A Compliance. To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A. This Agreement shall be construed in a manner to give effect to such intention. In no event whatsoever shall the Company or any of its Affiliates be liable for any tax, interest or penalties that may be imposed on the Employee under Section 409A. Neither the Company nor any of its Affiliates have any obligation to indemnify or otherwise hold the Employee harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto.

Section 6.      Nondisclosure and Nonuse of Confidential Information.

(a)   The Employee shall not disclose or use at any time, either during the Employment Period or thereafter, any Confidential Information (as hereinafter defined) of which the Employee is or becomes aware as a consequence of or in connection with his employment with the Company, whether or not such information is developed by him, except (i) to the extent that such disclosure or use is in furtherance of the Employee’s performance in good faith of his duties as the Company’s Chief Operating Officer, or (ii) to the extent required by law or legal process; provided that (A) the Employee agrees to provide the Company with prompt written notice of any such law or legal process and to assist the Company, at the Company’s expense, in asserting any legal challenges to or appeals of such law or legal process that the Company in its sole discretion pursues, and (B) in complying with any such law or legal process, the Employee shall limit his disclosure only to the Confidential Information that is expressly required to be disclosed by such law or legal process. The Employee will take all commercially reasonable steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Employee shall deliver to the Company on the Termination Date, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the Company which the Employee may then possess or have under his control.

(b)   The Employee agrees that all Work Product belongs in all instances to the Company. The Employee will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company’s ownership of the Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company (whether during or after the Employment Period), at the Company’s sole expense, in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. The Employee recognizes and agrees that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States.

(c)   “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company or its Affiliates in connection with their business, including, but not limited to, information, observations and data obtained by the Employee while employed by the Company or any predecessors thereof (including those obtained prior to the date of this Agreement) concerning (i) the business or affairs of Otelco or its Affiliates and (ii) products, services, fees, costs, pricing structures, analyses, drawings, photographs and reports, computer software (including operating systems, applications and program listings), data bases, accounting and business methods, inventions, devices, new developments, methods and processes (whether patentable or unpatentable and whether or not reduced to practice), customers and clients and customer and client lists, all technology and trade secrets, and all similar and related information in whatever form. Confidential Information will not include any information that (A) is or becomes generally available to the public other than through disclosure by the Employee in violation of this Section 6, (B) was provided to the Employee prior to the date hereof on a non-confidential basis from a Person who was not otherwise bound by a confidentiality agreement or duty to Otelco or its Affiliates or (C) becomes available to the Employee on a non-confidential basis from a Person who is not otherwise bound by a confidentiality agreement with or duty to Otelco or its Affiliates or is not otherwise prohibited from transmitting the information to the Employee.

(d)   “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, trade dress, logos and all similar or related information (whether patentable or unpatentable) which relates to the Company’s or any of its Affiliate’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Employee (whether or not during usual business hours and whether or not alone or in conjunction with any other Person) during the Employment Period together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

(e)    Notwithstanding any other provision of this Agreement, the Company hereby notifies the Employee, pursuant to the Defend Trade Secrets Act, that he will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Company further notifies the Employee that if he files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Employee may disclose the Company’s trade secrets to his attorney and use the trade secret information in the court proceeding if he: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order. The Employee further understands that certain whistleblower laws permit him to communicate directly with governmental or regulatory authorities about possible violations of law. The Employee acknowledges that he is not required to seek the Company’s permission or notify the Company of any communications made in compliance with applicable whistleblower laws, and that the Company will not consider such communications to violate this Agreement or any prior agreements between the Employee and the Company.

Section 7.      Non-Compete and Non-Solicit.

(a)   The Employee acknowledges that, in the course of the Employee’s employment with the Company, the Employee has become familiar, or will become familiar, with Otelco’s and its Affiliates’ trade secrets and with other Confidential Information concerning Otelco and its Affiliates and that his services have been and will be of special, unique and extraordinary value to Otelco and its Affiliates. Therefore, the Employee agrees that, during the Employment Period and for 12 months thereafter (the “Restricted Period”), the Employee shall not directly or indirectly (i) engage, within the Restricted Territory, in any telephone or communications business, including, but not limited to, incumbent local exchange carrier, competitive local exchange carrier, broadband, long distance telephone business, cable television, Internet access, wireless or other business that Otelco or any of its Affiliates is engaged in during the Employee’s employment by the Company (the “Company Business”), (ii) compete or participate as agent, employee, consultant, advisor, representative or otherwise in any enterprise engaged in a business which has any operations engaged in the Company Business within the Restricted Territory or (iii) compete or participate as a stockholder, partner, member or joint venturer, or have any direct or indirect financial interest, in any enterprise which has any material operations engaged in the Company Business within the Restricted Territory; provided, however, that nothing contained herein will prohibit the Employee from (A) owning, operating or managing any business, or acting upon any business opportunity, after obtaining approval of a majority of the Board or (B) owning no more than five percent (5%) of the equity of any publicly traded entity with respect to which the Employee does not serve as an officer, director, employee, consultant or in any other capacity other than as an investor. The term “Restricted Territory” means all states within the United States in which Otelco or any of its Affiliates conducts or is pursuing or analyzing plans to conduct Company Business as of the Termination Date.

(b)   As a means reasonably designed to protect Confidential Information and the Company’s good will, the Employee agrees that, during the period commencing on the Effective Date and ending on the expiration of the Restricted Period, the Employee will not (i) solicit or make any other contact with, directly or indirectly, any customer of Otelco or any of its Affiliates as of the date that the Employee ceases to be employed by the Company with respect to the provision of any service to any such customer that is the same or substantially similar to any service provided to such customer by Otelco or any of its Affiliates or (ii) solicit or make any other contact with, directly or indirectly, any employee of Otelco or any of its Affiliates on the date that the Employee ceases to be employed by the Company (or any Person who was employed by Otelco or any of its Affiliates at any time during the three-month period prior to the Termination Date) with respect to any employment, services or other business relationship.

Section 8.      Remedies.

The Employee acknowledges that irreparable damage to the Company would occur in the event of a breach of the provisions of Section 6 or Section 7 by the Employee. Therefore, the Employee agrees that, in addition to any other remedy to which it is entitled at law or in equity, the Company shall have the right to enforce the provisions of Sections 6 and 7 by applying for and obtaining temporary and permanent restraining orders or injunctions from a court of competent jurisdiction, without the necessity of filing a bond, in order to prevent breaches of such Sections of this Agreement and to enforce specifically the terms and provisions thereof.

Section 9.      Definitions.

“Accrued Obligations” has the meaning set forth in Section 5(a)(i).

“Affiliate” means, with respect to any Person, any other Person that is controlled by, controlling or under common control with, such Person. Notwithstanding anything to the contrary contained herein, with respect to Otelco, the term “Affiliate” will include, without limitation, each Person with an ownership interest in Otelco (and each member, stockholder or partner of each such Person) and each Person in which any stockholder of Otelco (and each member, stockholder or partner of each such Person) holds or has the right to acquire, collectively, more than 10% of the voting equity interests.

“Agreement” has the meaning set forth in the Caption.

“Annual Base Salary” has the meaning set forth in Section 3(c)(i).

“Board” has the meaning set forth in Section 3(a).

“Bonus” has the meaning set forth in Section 3(c)(ii).

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which banks are required to be closed in New York, New York.

“Cause” has the meaning set forth in Section 4(c).

“Company” has the meaning set forth in the Caption.

“Company Business” has the meaning set forth in Section 7(a).

“Confidential Information” has the meaning set forth in Section 6(c).

“Disability” has the meaning set forth in Section 4(a).

“Effective Date” has the meaning set forth in Section 1.

“Employee” has the meaning set forth in the Caption.

“Employment Period” has the meaning set forth in Section 2.

“Good Reason” has the meaning set forth in Section 4(b).

“Otelco” has the meaning set forth in the Caption.

“Notice of Termination” has the meaning set forth in Section 4(d).

“Person” means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

“Restricted Period” has the meaning set forth in Section 7(a).

“Restricted Territory” has the meaning set forth in Section 7(a).

“Section 409A” has the meaning set forth in Section 5(d).

“Separation from Service” has the meaning set forth in Section 4(e).

“Stock” has the meaning set forth in Section 3(c)(iii).

“Termination Date” has the meaning set forth in Section 4(d).

“Without Cause” has the meaning set forth in Section 4(c).

“Without Good Reason” has the meaning set forth in Section 4(b).

“Work Product” has the meaning set forth in Section 6(d).

Section 10.  General Provisions.

(a)   Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b)   Entire Agreement. This Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof. This Agreement supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(c)   Survival. Notwithstanding anything to the contrary contained herein, the provisions of Section 6, Section 7 and Section 8 shall survive the termination of this Agreement.

(d)   Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(e)   Successors and Assigns; Beneficiaries. This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s heirs and legal representatives and the successors and assigns of the Company. The Company reserves the right to assign this Agreement in whole or in part to any of its Affiliates and upon any such assignment, the term “Company” will be deemed to be such Affiliate.

(f)    Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(g)   Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF.

(h)   Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Employee and the Company and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(i)     Notices. All notices, requests, demands, claims, consents and other communications which are required or otherwise delivered hereunder shall be in writing and shall be deemed to have been duly given if (i) personally delivered or transmitted by electronic mail, (ii) sent by nationally recognized overnight courier, (iii) mailed by registered or certified mail with postage prepaid, return receipt requested, or (iv) transmitted by facsimile (with a copy of such transmission concurrently transmitted by registered or certified mail with postage prepaid, return receipt requested), to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Board or the Company, to:

Otelco Inc.
56 Campus Drive
New Gloucester, Maine 04260
Attention: Robert J. Souza
Telephone No: (207) 688-8241
Facsimile No: (207) 688-8833
Electronic Mail: rob.souza@otelco.com

with a copy to:

Dorsey & Whitney LLP
51 West 52nd Street
New York, New York 10019
Attention: Steven Khadavi, Esq.
Telephone No: (212) 415-9376
Facsimile No: (646) 390-6549
Electronic Mail: khadavi.steven@dorsey.com

If to the Employee to:

Richard Clark
45 Fiddlehead Lane

Freeport, Maine 04032
Telephone No: (540) 520-4481

Electronic Mail: rclarkme@gmail.com

or to such other address as the party to whom such notice or other communication is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered or transmitted by electronic mail, with receipt acknowledgment by the recipient by return electronic mail, (ii) when sent, if sent by facsimile on a Business Day during normal business hours (or, if not sent on a Business Day during normal business hours, on the next Business Day after the date sent by facsimile), (iii) on the next Business Day after dispatch, if sent by nationally recognized, overnight courier guaranteeing next Business Day delivery and (iv) on the fifth Business Day following the date on which the piece of mail containing such communication is posted, if sent by mail.

(j)     Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(k)   Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(l)    Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

OTELCO inc.

By:	/s/ Robert J. Souza
Name: Robert J. Souza Title: Chief Executive Officer

employee

/s/ Richard Clark
Richard Clark